Exhibit 99.1

BLOGGERWAVE GLOBAL ADVERTISING CAMPAIGNS NOW SURPASS 30,000 AND GROWING

MOUNTAIN VIEW, Calif., March 30, 2010 – Bloggerwave Inc. (“Bloggerwave”) (OTCBB: BLGW.OB), an innovative commercial blogging company, announced today that it has now run more than 3,000 advertising campaigns for clients around the globe.

“Our international network of more than 30,000 independent bloggers has run more than 3,000 click, banner, video, music and sponsored reviews for a wide range of clients over the past three years, and the business continues to grow rapidly,” noted Bloggerwave Director Ulrik Thomsen.  “By connecting thousands of pre-approved bloggers around the globe with commercial clients that are looking to rapidly expand their internet exposure, we significantly boost recognition of their companies and brands among targeted audiences.  Not only corporations but other internet marketers have learned to rely on the quality of our services.”

Recently Bloggerwave was contracted by Buzzanova, a viral marketing company in Denmark, to help launch an advertising campaign for Maltesers Chocolate Balls designed for the teen market.  “We used Bloggerwave to jump-start the campaign and quickly draw thousands of viewers to the client’s new viral movies and webpage,” said Karim Stoumann, managing director and founder of Buzzanova, an affiliate of Buzzamedia, a leading viral marketing platform in Scandinavia.  “Bloggerwave not only enabled Maltesers to rapidly achieve our goal of a minimum of 1,000 views per day.   It also gave the client higher page ranking and allowed us to follow all the SEO (search engine optimization) effects with graphs and stats, providing the client with advanced measurements and analysis of viewer behaviours and the effect of various interactive marketing channels and strategies.”

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company’s website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines –and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.  The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

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For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 ext. 7770 or info@cfsg1.com.